EXHIBIT 16.1

ERNST & YOUNG

Ernst & Young LLP

Phone: 604 891-8200

Chartered Accountants

Fax:     604 643-5422

Pacific Centre

P.O. Box 10101

700 West Georgia Street

Vancouver, Canada  V7Y 1C7

March 8, 2006

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549-7561

Dear Sir and/or Madam:

We have read Item 4.01 of Form 8-K dated February 17, 2006, of Andresmin Gold Corporation and are in agreement with the statements contained in paragraphs 1 and 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraph 3 of the above referenced filing.

Yours truly,

/s/ Ernst & Young LLP

Chartered Accountants

cc: Andresmin Gold Corporation